Exhibit 99.1
FOR IMMEDIATE RELEASE

Veeva to Acquire Crossix, the Leader in
Privacy-Safe Patient Data and Analytics
Companies’ complementary strengths in data and cloud technology to improve healthcare efficiency and patient outcomes
PLEASANTON, CA and NEW YORK — Sept. 26, 2019 — Veeva Systems (NYSE:VEEV) and Crossix Solutions today announced that they have entered into a definitive agreement for Veeva to acquire Crossix, the leader in privacy-safe patient data and analytics. Crossix will operate as an independent business unit under its current brand led by Crossix CEO Asaf Evenhaim.
Trusted by more than 200 pharmaceutical brands, Crossix delivers privacy-safe U.S. patient data and a best-in-class analytics platform to help maximize media and marketing effectiveness.
“Crossix has been the pioneer in patient data, privacy, and analytics,” said Veeva founder and CEO Peter Gassner. “As we look toward the future of a more patient-centric healthcare system, Asaf and I are excited to join forces to help the industry deliver better patient outcomes.”
The Crossix analytics platform provides technology that connects health and non-health data for more than 300 million U.S. patients to drive greater marketing effectiveness. Data includes Rx, OTC, clinical, claims, consumer, hospital, media data, and more – all of which are protected by best-in-class privacy safeguards.
“Veeva’s acquisition of Crossix is great for our customers and employees. It allows Crossix to join a proven technology leader and advance our solutions for the industry,” said Mr. Evenhaim. “Most importantly, our companies share a commitment to innovation and have a common way of working that values integrity, long-term thinking, and customer success.”
Crossix will remain headquartered in New York and continue operations in Israel and Belarus. For more information, visit crossix.com.
About the Acquisition
Under the terms of the agreement, Veeva will acquire Crossix for a purchase price of $430 million, paid all in cash, subject to customary purchase price adjustments. In addition, certain Crossix employees will receive long term equity retention grants valued at approximately $120 million in the aggregate. The acquisition is expected to close in November, subject to customary closing conditions and regulatory reviews.
About Veeva Systems
Veeva Systems Inc. is the leader in cloud-based software for the global life sciences industry. Committed to innovation, product excellence, and customer success, Veeva serves more than 775 customers, ranging from the world's largest pharmaceutical companies to emerging biotechs. Veeva is headquartered in the San Francisco Bay Area, with offices throughout North America, Europe, Asia, and Latin America. For more information, visit veeva.com.
About Crossix Solutions
Crossix partners with top health brands to maximize media and marketing effectiveness through robust data analytics. Fueled by our privacy-by-design, patented Crossix SafeMine™ technology, Crossix connects the industry’s most comprehensive set of health and non-health data, covering more than 300 million lives in the United States. Crossix DIFA™, our best-in-class, cloud-based platform, allows real-time measurement and optimization of complex, cross-channel media campaigns aimed at patients and healthcare professionals.
Customers include the top 20 pharma companies, leading health systems, pharmacies and other wellness brands. Founded in 2005, Crossix is headquartered in New York City with offices in Israel and Belarus. For more information, visit crossix.com.

® 2019 Veeva Systems Inc. All rights reserved. Veeva and the Veeva logo are trademarks of Veeva Systems Inc. Veeva Systems Inc. owns other registered and unregistered trademarks.

Forward-looking Statements
This release contains forward-looking statements, including expectations regarding the timing of closing, the market demand for and acceptance of the data, analytics, software solutions, and services offered by Veeva and Crossix, the results from use of such offerings, the benefits of Veeva’s combination with Crossix, and general business conditions, particularly in the life sciences industry. Any forward-looking statements contained in this press release are based upon Veeva’s historical performance and its current plans, estimates, and expectations, and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Veeva’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Veeva disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including the risk of failing to satisfy closing conditions to the transaction; the risk that the transaction will not close or that closing will be delayed; Veeva’s ability to successfully integrate Crossix’s business and products; costs related to the acquisition; whether demand for Crossix’s offerings will grow as anticipated; the competitive environment in the industry and competitive response to the acquisition; Veeva’s and Crossix’s success developing new products or modifying existing products and the degree to which these gain market acceptance; general market and business conditions; and the accounting impact of the acquisition. Additional risks and uncertainties that could affect Veeva’s financial results are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the company’s filing on Form 10-Q for the period ended July 31, 2019. This is available on the company’s website at veeva.com under the Investors section and on the SEC’s website at sec.gov. Further information on potential risks that could affect actual results will be included in other filings Veeva makes with the SEC from time to time.
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Contact:
Roger Villareal Veeva Systems 925-264-8885 roger.villareal@veeva.com	Lisa Barbadora Veeva Systems 610-420-3413 pr@veeva.com

® 2019 Veeva Systems Inc. All rights reserved. Veeva and the Veeva logo are trademarks of Veeva Systems Inc. Veeva Systems Inc. owns other registered and unregistered trademarks.